Exhibit 99.1

NEWS RELEASE

Investor and Media Contacts:

Bill Horning / Kosta Karmaniolas

925.658.6193 / 925.658.6137

THE PMI GROUP, INC. REPORTS

SECOND QUARTER 2011 FINANCIAL RESULTS

•    The PMI Group, Inc. (the “Company”) reported a net loss in the second quarter of 2011 of $134.8 million, or $0.83 per share, compared to a net loss of $150.6 million in the second quarter of 2010, or $1.11 per share.

•    The Company’s second quarter results included a $150.5 million gain on sale of discontinued operations (net of tax). This gain was the result of the Company’s recognition in the second quarter of the note issued to it in connection with its sale of its Australian operations in 2008.

•    Second quarter results also included a gain (representing a decrease in fair market value) of $75.6 million (pre-tax), or $0.47 per share (pre-tax), related to the fair value measurement of certain corporate debt obligations, as compared to a loss (representing an increase in fair market value) of $47.7 million (pre-tax), or $0.35 per share (pre-tax), for the second quarter of 2010.

•    Total incurred losses and loss adjustment expenses (“LAE”) in U.S. Mortgage Insurance Operations for the second quarter totaled $429.6 million (compared to $318.6 million in the second quarter of 2010) and was driven by decreases in the levels of expected future claim denials, net of reversals, and, to a lesser extent, higher claim rates.

•    U.S. Mortgage Insurance Operations’ primary loans in default declined to 115,742 as of June 30, 2011 from 119,748 as of March 31, 2011 and 138,431 as of June 30, 2010, due primarily to decreases in new notices of default.

•    The Company had consolidated cash and cash equivalents and investments of $2.9 billion and total assets in captive trust accounts of approximately $635.0 million, supporting $392.0 million of reinsurance recoverables, as of June 30, 2011.

•    In the second quarter of 2011, PMI Europe and PMI Canada repatriated capital of $43.3 million and $5.0 million, respectively, to PMI Mortgage Insurance Co. (“MIC”).

Walnut Creek, CA, August 4, 2011 - The PMI Group, Inc. (NYSE: PMI) today reported a net loss for the second quarter of 2011 of $134.8 million, or $0.83 per basic and diluted1 share, compared to a loss of $150.6 million, or $1.11 per basic and diluted share, for the same period one year ago. Losses from continuing operations (which excluded a $150.5 million gain on sale in the second

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Due to the net loss in the quarter, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

quarter) were $285.3 million, or $1.76 per basic and diluted share, for the second quarter of 2011 and $150.6 million, or $1.11 per basic and diluted share, for the second quarter of 2010.

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations had a net loss of $338.4 million for the second quarter of 2011 compared to a net loss of $115.6 million for the second quarter of 2010. The loss in the second quarter of 2011 was driven by elevated losses and loss adjustment expenses LAE, the lack of any material tax benefits and, to a lesser extent, lower premiums earned.

Lower premiums earned and lower investment income caused total revenues to decline to $143.0 million in the second quarter of 2011 from $165.5 million in the second quarter of 2010. New insurance written in the second quarter of 2011 was $1.4 billion compared to $1.5 billion in the first quarter of 2011 and $1.6 billion in the second quarter of 2010. As of June 30, 2011, primary insurance in force was $96.9 billion compared to $99.3 billion at March 31, 2011 and $107.6 billion at June 30, 2010.

U.S. Mortgage Insurance Operations’ losses and LAE increased to $429.6 million in the second quarter of 2011 from $239.0 million in the first quarter of 2011 and $318.6 million in the second quarter of 2010. Of the $429.6 million of losses and LAE in the second quarter of 2011, approximately $187.0 million related to reserves on new loan delinquencies. The remaining approximately $242.6 million of losses and LAE in the second quarter related to increases in reserve estimates on previously reported defaults. These changes in estimates were driven by decreases in expected future claim denials (net of reinstatements) and, to a lesser extent, claim rate and claim size re-estimations. The Company decreased its expected future claim denials in the second quarter as a result of significant recent increases in the frequency with which servicers have produced documents for previously denied claims. During the second quarter of 2011, the Company paid total claims including LAE of $282.4 million compared to $204.6 million in the first quarter of 2011 and $444.3 million in the second quarter of 2010. As of June 30, 2011, reserves for losses and LAE, gross of reinsurance recoverables, were $3.0 billion compared to $2.9 billion at March 31, 2011 and $3.0 billion at June 30, 2010.

The number of primary loans in default decreased to 115,742 as of June 30, 2011 from 119,748 as of March 31, 2011 and 138,431 as of June 30, 2010. New notices of default received in the second quarter of 2011 totaled 22,796 compared to 24,754 in the first quarter of 2011 and 28,597 in the second quarter of 2010.

The total number of pool loans in default decreased to 13,163 as of June 30, 2011 compared to 13,769 as of March 31, 2011 and 17,640 as of June 30, 2010. The significant decline in pool loans in default from the prior year was due primarily to the restructuring of modified pool policies.

Rescissions and claim denials of delinquent risk-in-force totaled $218.8 million in the second quarter of 2011 compared to $270.1 million in the first quarter of 2011 and $187.4 million in the second quarter of 2010.

The Company’s Homeownership Preservation Initiatives (“HPI”) assisted 6,842 borrowers, representing approximately $295 million of risk-in-force, to retain their homes through loan modifications and payment plans in the second quarter of 2011. This compares to 5,644 borrowers and approximately $258 million of risk-in-force in the first quarter of 2011 and 11,408 borrowers and approximately $542 million of risk-in-force in the second quarter of 2010.

International Operations

International Operations, which include, PMI Europe, PMI Canada and our discontinued Australian and Asian operations, had net income for the second quarter of 2011 of $138.5 million compared to net income of $4.6 million in the second quarter of 2010. Net income in the second quarter of 2011 was due to a gain on sale of discontinued operations, net of taxes, of $150.5 million as a result of the Company’s recognition of the note issued to the Company in connection with the sale of its Australian operations in 2008. PMI Europe’s risk-in-force declined to $539 million as of June 30, 2011 from $669 million as of March 31, 2011 and $1.9 billion as of June 30, 2010. During the second quarter of 2011, PMI Europe and PMI Canada repatriated $43.3 million and $5.0 million, respectively, to PMI Mortgage Insurance Co. As of June 30, 2011, capital remaining in PMI Europe and PMI Canada was approximately $86.2 million and $12.0 million, respectively.

Corporate and Other

The Corporate and Other segment had net income of $65.1 million in the second quarter of 2011 compared to a net loss of $39.5 million in the same period one year ago. The results for the second quarter of 2011 included a gain (representing a decrease in fair market value) of $75.6 million (pre-tax) related to the fair value measurement of certain corporate debt obligations due to widening credit spreads, compared to a loss (representing an increase in fair market value) of $47.7 million (pre-tax) in the second quarter of 2010.

Regulatory

The Company estimates MIC’s policyholders’ position was $320.3 million below the minimum required by Arizona law and its risk to capital ratio was 58.1 to 1 as of June 30, 2011. The Company has advised the Arizona Department of Insurance of MIC’s second quarter results and its non-compliance with the required minimum policyholders’ position. In the near future, the Company expects to further discuss with the Arizona Department MIC’s financial condition and various capital initiatives the Company is pursuing. PMI Mortgage Assurance Co., a subsidiary of MIC, is currently writing new insurance in states in which MIC does not have regulatory forbearance from applicable minimum capital requirements. (For a discussion of regulatory issues facing the Company, please refer to the Company’s Report on Form 10-Q for quarter ended June 30, 2011, filed with the Securities and Exchange Commission today, August 4, 2011; see also the cautionary statement, below.)

Capital Initiatives

The Company is exploring alternatives that, if successful, could provide capital or capital relief to MIC or capital to other subsidiaries so that they may replace MIC as our primary writer of new insurance. Such alternatives include the restructuring of MIC’s primary insurance portfolio, debt or equity offerings by our insurance subsidiaries or holding company, and reinsurance. The Company may not be able to consummate any capital raising or capital relief transactions on favorable terms, in a timely manner or at all.

Liquidity and Tax Information as of June 30, 2011

•	On a consolidated basis, the Company had available funds, consisting of cash and cash equivalents and investments of $2.9 billion and total shareholders’ equity of $190.5 million.

•	MIC had available funds, consisting of cash and cash equivalents and investments, of $2.3 billion and total assets in captive trust accounts of approximately $635 million.

•	At the holding company level, The PMI Group, Inc. had available cash and cash equivalents and investments of $69.7 million.

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As of June 30, 2011, the Company’s net deferred tax asset was $44.8 million compared to $143.8 million as of March 31, 2011. The valuation allowance for the deferred tax asset as of June 30, 2011 was $688.9 million compared to $578.9 million as of March 31, 2011.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership while supporting our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release and supplement that are not historical facts, or that relate to future plans, events or performance, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

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MIC no longer complies with minimum state regulatory capital requirements. Without significant additional capital or capital relief, MIC’s policyholders’ position will continue to decline, its risk-to-capital ratio will continue to increase, and its net assets will continue to be reduced.

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MIC’s primary insurance regulator is the Arizona Department of Insurance (the “Department”). To date, the Department has not limited MIC’s ability to transact new insurance business. If the Department were to determine that MIC’s financial condition warranted regulatory action, it could, among other actions, issue an administrative order requiring MIC to suspend writing new business in all states, issue a corrective order and place MIC under “supervision,” or initiate state court receivership proceedings for the rehabilitation or liquidation of MIC. Actions taken by the Department could significantly limit our control of MIC. We cannot predict if, or under what circumstances or timing, the Department will take any of the above steps. However, in the event MIC either does not obtain significant capital or capital relief or does not demonstrate to the Department significant progress in connection therewith, we believe it is likely that the Department, at a minimum, will require MIC to cease writing new business. If one or more of the above actions were taken by the Department, our financial condition and results of operations would be materially adversely affected.

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We may not be able to raise additional capital or achieve capital relief in order to preserve our ability to continue to write new insurance business. We are exploring capital alternatives that, if successful, could provide capital or capital relief to MIC or capital to other insurance subsidiaries so that they may replace MIC as our primary writer of new insurance. The amount of, and need for, additional capital could be affected by a variety of factors. Our ability to obtain debt or equity financing is limited as a result of, among other factors, the substantial decline in our market capitalization, the downgrades in the ratings of our debt securities and our significant operating losses, combined with difficult market conditions generally and in our industry specifically. Accordingly, we may not be able to raise capital on favorable terms and in the amounts that we require, or at all.

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In sixteen states, if a mortgage insurer does not meet a required minimum policyholders’ position (“MPP”) or exceeds a maximum permitted risk-to-capital ratio of 25 to 1, it may be prohibited from writing new business. MIC is currently precluded from writing new insurance business in six states and is operating under regulatory waivers or discretion in ten states. Four of MIC’s waivers expire on December 31, 2011 or earlier. Each of the waivers issued to MIC may be withdrawn at any time by the applicable insurance department. We expect the number of states in which MIC is precluded from writing new business to significantly increase.

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In the third quarter of 2011, we began writing new mortgage insurance through PMAC in the states in which MIC either did not obtain, or exceeded the terms of, a waiver or other regulatory forbearance. The number of states in which we seek to utilize PMAC for our new business writings is likely to significantly increase.

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Fannie Mae and Freddie Mac (collectively, the “GSEs”) approved the use of PMAC as a limited, direct issuer of mortgage guaranty insurance in certain states in which MIC is unable to continue to write new business. The GSEs’ approvals of PMAC currently expire on December 31, 2011. While we have requested extensions, there can be no assurance that the GSEs will grant them or that the GSEs will not revoke the PMAC approvals prior to December 31, 2011.

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Fannie Mae’s approval of PMAC is conditioned upon the requirements that: (1) the Department shall not have required MIC to cease transacting new business; and (2) PMAC’s direct written premiums for a calendar quarter not exceed 20% of the combined direct written premiums of MIC and PMAC for such calendar quarter, unless Fannie Mae provides prior written consent, which it shall not unreasonably withhold. PMAC’s direct written premiums could exceed the 20% limitation in the third quarter of 2011 or thereafter. If we are unable to satisfy any of the GSE eligibility requirements for PMAC, if the GSEs do not extend PMAC’s approvals, or if the GSEs revoke PMAC’s approvals, we would be unable to offer mortgage insurance through PMAC.

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The risk that the Department could require MIC to cease or limit making payments to TPG pursuant to the $285 million surplus notes issued by TPG to MIC in the second quarter of 2010 and under tax sharing and cost allocation agreements with TPG.

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The risk that an event of default could result under the indenture governing certain of The PMI Group’s outstanding debt securities if the Department were to obtain a court order appointing, or MIC were to consent to the appointment of, a receiver or similar official of MIC.

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The magnitude of future losses as a result of a variety of factors that are outside our control and difficult to predict and the risk that future losses exceed our claims paying ability. Among other factors affecting future losses and that could cause losses to increase more rapidly or to higher levels than expected are the following:

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Future national and regional economic conditions, including continued slow economic recovery from the most recent recession or the potential of the U.S. economy to reenter a recessionary period, unemployment rates, interest rates, borrower access to credit and home prices.

•	The level of new delinquencies, the claim rates of delinquencies and the claim severity within MIC’s mortgage insurance portfolio.

•	Negative economic changes in geographic regions where our insurance in force is more concentrated.

•	The levels of future loan modifications, rescissions and claim denials and future reversals of rescissions and claim denials.

•	The timing of future claims paid.

•	Future levels of new insurance written (and the profitability of such business), which will impact future premiums written and earned and future losses.

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The risk that the GSEs determine that MIC is no longer an eligible provider of mortgage insurance and the uncertainty surrounding the GSEs adoption of revised mortgage insurer eligibility requirements.

•	The risk that certain of our customers could reduce or eliminate their allocation of new business to PMI.

•	The possibility that we may not estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves.

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The heightened litigation risk relating to rescissions and claim denials and, in the event that we are unsuccessful in defending our rescissions or claim denials, the need to establish loss reserves for, and reassume risk on, delinquent rescinded loans.

•	Heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers.

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Potential changes in the charters or business practices of Fannie Mae and/or Freddie Mac’s (collectively, the “GSEs”), the largest purchasers of mortgages, including potential GSE reforms Congress may adopt in 2011 and GSE pricing changes (including the amount of loan level delivery fees assessed by the GSEs on loans they purchase), which could reduce the demand for our products.

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Changes to the current housing finance system as a result of regulatory or legislative action, including the possibility that private mortgage insurance is no longer required for GSE-eligible loans or that the demand for our products and services is severely reduced.

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Effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) on the financial services industry in general, and on our mortgage insurance business in particular, including whether and to what extent loans with mortgage insurance are considered “qualified residential mortgages” for purposes of the Dodd-Frank Act risk-retention, securitization provisions.

•	Our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis.

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The risk that we may not be able to realize all of our deferred tax assets and may be required to record a full valuation allowance or increase the current partial valuation allowance against our remaining net deferred tax assets.

•	Our ability to return to a period of sustained profitability, which would allow us to reverse all or a portion of the valuation allowance that was established against our net deferred tax asset.

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.If it were to be enforced by a court, the terms of a 1994 Allstate runoff support agreement restrict MIC in the event that its risk-to-capital ratio exceeds 23 to 1. Any failure to meet the capital requirements set forth in the runoff support agreement with Allstate could, if pursued by Allstate, have a material adverse impact on our financial condition, results of operations and business.

•	The potential that we must make additional capital contributions to our European operations, and/or CMG Mortgage Insurance Company, pursuant to capital support agreements.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and Item 1A of our Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2011. We undertake no obligation to update forward-looking statements.

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THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$124,784	$151,541	$249,758	$293,262

Revenues
Premiums earned	$125,603	$147,082	$245,909	$300,112
Net gain from credit default swaps	830	462	1,614	2,180
Net investment income	16,837	23,861	33,559	50,549
Equity in losses from unconsolidated subsidiaries	(1,433)	(3,917)	(2,732)	(8,327)
Net realized investment gains	194	397	113	7,830
Change in fair value of certain debt instruments	75,625	(47,687)	97,281	(88,500)
Other income	1,178	2,223	3,698	2,228

Total revenues	219,434	122,421	379,442	266,072

Losses and expenses
Losses and loss adjustment expenses	441,186	317,920	682,296	660,209
Amortization of deferred policy acquisition costs	4,467	4,163	8,623	8,039
Other underwriting and operating expenses	25,839	28,032	53,518	61,992
Interest expense	13,577	12,247	27,088	21,770

Total losses and expenses	485,069	362,362	771,525	752,010

Loss from continuing operations before income taxes	(265,635)	(239,941)	(392,083)	(485,938)
Income tax expense (benefit) from continuing operations	19,651	(89,381)	20,027	(178,391)

Loss from continuing operations	$(285,286)	$(150,560)	$(412,110)	$(307,547)

Gain on sale of discontinued operations, net of taxes	150,520	—	150,520	—

Net loss	$(134,766)	$(150,560)	$(261,590)	$(307,547)

Diluted loss from continuing operations per share	$(1.76)	$(1.11)	$(2.55)	$(2.81)
Diluted gain on sale of discontinued operations per share	0.93	—	0.93	—

Diluted net loss per share	$(0.83)	$(1.11)	$(1.62)	$(2.81)

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010	June 30, 2010
	(Unaudited)	(Audited)	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,643,139	$2,820,158	$2,378,959
Cash and cash equivalents	259,302	267,705	1,021,841
Investments in unconsolidated subsidiaries	119,853	121,040	132,670
Reinsurance recoverables	391,974	459,671	613,646
Deferred policy acquisition costs	49,557	46,372	44,519
Property, equipment and software, net of accumulated depreciation and amortization	81,368	85,186	93,050
Deferred tax assets	44,804	142,899	282,768
Note receivable	206,569	—	—
Other assets	217,904	275,956	365,656

Total assets	$4,014,470	$4,218,987	$4,933,109

Liabilities
Reserve for losses and loss adjustment expenses	$2,994,795	$2,869,765	$3,026,376
Reserve for premium refunds	110,785	88,696	86,566
Unearned premiums	68,113	64,298	63,508
Debt	522,128	616,158	588,043
Other liabilities	128,142	164,800	214,326

Total liabilities	3,823,963	3,803,717	3,978,819
Shareholders’ equity	190,507	415,270	954,290

Total liabilities and shareholders’ equity	$4,014,470	$4,218,987	$4,933,109

Basic shares issued and outstanding	161,648	161,168	160,776

Book value per share	$1.18	$2.58	$5.94

Note: Please refer to The PMI Group, Inc. Second Quarter 2011 Financial Supplement for additional information.